UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 6, 2007

Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2

(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on February 6th 2007.

Press Release	Source: Global Developments Inc.

GLOBAL INVESTMENT UPDATE: Flight Test Associates to Participate With Northrop Grumman on Major Program Initiative

Vancouver, February 6, 2007 - Global Developments, Inc. (PINKSHEETS: GDVM), a publicly traded venture capital company, is pleased to provide the following update with respect to Viva International Inc., an airline development and aviation supply company, in which Global holds an equity stake.

TRAVERSE CITY, MI--(MARKET WIRE)--Feb 1, 2007 -- Viva International, Inc. (Viva) (OTC BB:VIVI.OB - News) announced this morning that Flight Test Associates (FTA), will join the Northrop Grumman team in the pursuit of a major program with the Counter-Narcoterrorism Program Office (CNTPO). The program will provide support for counter-drug initiatives in South America and the Middle East. The estimated program value is approximately $300 million per year. A multi-year indefinite quantity contract vehicle will be used to secure services from multiple successful bidders. The program will focus on providing operational support, logistics and training for foreign governments that are engaged in counter drug operations. FTA's core business is aircraft modification for special operations and tactical aircrew training. Viva has previously announced its intentions to acquire the assets and business operations of Flight Test and its affiliated entities in a transaction scheduled for completion on/or before March 31, 2007.

James Paquette, managing member of Flight Test and a Director of Viva, commented, "I am pleased to have this opportunity to participate with Northrop Grumman and at the prospects of contributing to this worthwhile cause and effort. The level of involvement of the Flight Test Group is yet to be determined but I am reasonably sure that our participation will involve significant utilization of our capabilities and resources."

About Viva International

Recently Viva International, Inc. (Viva) agreed to purchase of the assets of River Hawk Aviation, Inc. (River Hawk). Prior to this, Viva was primarily dedicated to the formation and development of airlines along with the acquisition of aviation-related operating businesses and airlines that displayed potential for restructuring into profitable and sustainable aviation-related growth concerns. The Company's primary involvement was with two developmental-stage carriers in regional markets from hubs in Puerto Rico and Santo Domingo, Dominican Republic. Our hub in Puerto Rico was maintained through our subsidiary Eastern Caribbean Airlines Corporation and our hub in the Dominican Republic was maintained by Viva Air Dominicana, S.A. Each of these companies remains as subsidiaries of the Company and are being evaluated to determine the best course of action to return them to active operations.

The Company has now expanded its focus to also participate as an aviation parts and components supplier in the broader aviation industry, currently specializing in Saab and other commuter aircraft parts and components as well as providing consulting services, marketing and appraisals to the aviation community. At present, the Company maintains executive offices in Michigan.

Please visit http://www.flyviva.com for more information.

About Global Developments

Global Developments, Inc. is a publicly traded venture capital company. It was formed to create a unique investment vehicle representing a growing portfolio of innovative and emerging growth-oriented companies. Global acquires its portfolio companies either as wholly or partially owned subsidiaries, or as an investment where Global is the lead investor. As a result, Global maintains substantial management and operational control, thereby giving it the ability to provide significant oversight and guidance in building value and creating liquidity events for its shareholders. Global invests in companies with solid management, operational excellence, and the potential to grow substantial revenue streams.

Please visit http://www.globaldevelopmentsinc.com for more information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: January 6, 2007	By:	/s/ John D. Briner
President